                                                                [GREENHILL LOGO]

CONTACT:  John D. Liu,
          Chief Financial Officer
          Greenhill & Co., Inc.
          (212) 389-1800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              GREENHILL & CO. REPORTS RECORD QUARTERLY REVENUES AND
              -----------------------------------------------------
               EARNINGS; FIRST QUARTER EARNINGS PER SHARE OF $0.93
               ---------------------------------------------------

NEW YORK, April 20, 2006 - Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $100.9 million and net income of $28.2 million for the quarter ended
March 31, 2006. Diluted earnings per share were $0.93 per share for the quarter.

The Firm's first quarter revenues compare with revenues of $43.9 million for the first quarter of 2005, which represents an increase of $57.0 million or 130%.

The Firm's first quarter net income and diluted earnings per share in 2006 compare with net income of $10.8 million and diluted earnings per share of $0.35 per share in the first quarter of 2005, which represents increases of 161% and
166%, respectively.

The Firm's quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

"We are pleased to announce a third consecutive record quarter, driven by strong results in our U.S. and European advisory businesses and another extraordinary performance in merchant banking. While quarterly results will vary, we are increasingly confident that our business model as an independent firm focused on
M&A and restructuring advice has the potential over time to develop considerable scale and truly global reach," Robert F. Greenhill, Chairman and CEO, said.

                                    REVENUES

REVENUES BY SOURCE

The following provides a breakdown of total revenues by source for the three-month period ended March 31, 2006 and 2005, respectively:

                                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 2006                 MARCH 31, 2005
                                                          ------------------------------------------------------------
                                                             AMOUNT        % OF TOTAL       AMOUNT        % OF TOTAL
                                                          ------------   --------------  ------------   --------------
                                                                            (IN MILLIONS, UNAUDITED)

Financial Advisory...................................     $      49.3          49%       $       39.5          90%
Merchant Banking Fund Management & Other.............            51.6          51%                4.4          10%
                                                          ------------   --------------  ------------   --------------
Total Revenues.......................................     $     100.9         100%       $       43.9         100%

FINANCIAL ADVISORY REVENUES

Financial advisory revenues were $49.3 million in the first quarter of 2006 compared to $39.5 million in the first quarter of 2005, which represents an increase of 25%.

Completed assignments in the first quarter of 2006 included:

     o    the sale of BHW Holdings AG to Deutsche Postbank AG;

     o    the sale of Drakkar Holdings SA (Adisseo Group) by CVC Capital
          Partners to China National Chemical Corporation;

     o    the acquisition by GDC Properties of assets from the Acadia Realty
          Trust Fund;

     o    the sale of Ibbotson Associates to Morningstar Inc.;

     o    the sale of MCI Inc. to Verizon Communications Inc.;

     o    the representation of the Pension Benefit Guarantee Corporation with regard to the United Airlines bankruptcy proceedings;

     o    the acquisition by the Thus Group plc of Your Communications;

     o    the sale of TQ3 Travel Solutions by the TUI AG to BCD Holdings N.V.;
          and

     o    the acquisition by the Whirlpool Corporation of the Maytag Corporation

The increase in our financial advisory revenues in the first quarter of 2006 reflected our continuing business development efforts and the continued recovery in M&A volume.

The Firm also announced during the first quarter of 2006 the recruitment of two new advisory managing directors: Robert E. Hyer (New York-based former head of the Electronic Financial Services Group at Citigroup), and Jan Werner
(London-based former Managing Director at Citigroup specializing in the Nordic region).

"An increasingly robust M&A environment has resulted in a high level of client advisory activity in all of our offices. At the same time, our continued success in extending the Greenhill brand to new industries and new geographic markets is building the foundation for a significantly greater market presence in years to come," Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

MERCHANT BANKING FUND MANAGEMENT & OTHER

The following table sets forth additional information relating to our merchant banking fund management and other income:

                                                     THREE MONTHS
                                                 --------------------
                                                   ENDED MARCH 31,
                                                  2006         2005
                                                 -------     --------
                                                      (IN MILLIONS)

Management fees.............................     $   3.4     $    1.1
Net realized and unrealized gains on
   investments in GCP.......................        19.1          1.2

Merchant banking profit overrides...........        28.3          1.5
Other unrealized investment income..........         0.1          0.1
Interest income.............................         0.7          0.5
                                                 -------     --------
Merchant banking fund management & other
   revenue .................................     $  51.6     $    4.4
                                                 -------     --------

The Firm earned $51.6 million in merchant banking fund management & other in the first quarter of 2006 compared to $4.4 million in the first quarter of 2005, representing an increase of 1073%. These increases are primarily due to higher realized and unrealized principal investment gains in the Greenhill Capital
Partners ("GCP") portfolio, an increase in the recognized amounts of profit overrides associated with gains in the GCP portfolio, higher asset management fees resulting from greater assets under management, higher dividend income and distributions of earnings from portfolio companies and an increase in interest income. GCP gains and losses relating to investments made in 2004 or later have a larger impact on the Firm's revenue because of the Firm's increased investment in, and increased participation in profit overrides relating to, GCP starting in early 2004. Included in merchant banking fund management & other for the first quarter of 2006 and 2005 is $1.6 million and $0.1 million, respectively, related to the interests in GCP Managing Partner I, L.P. and GCP Managing Partner II,
L.P., general partners of GCP, held directly by various managing directors of the Firm, which is also deducted as minority interest.

During the first quarter of 2006, three GCP portfolio companies completed initial public offerings, one portfolio company was sold and GCP received quarterly dividends from several of its portfolio companies. In March 2006,
Noble Energy closed its acquisition of a GCP portfolio company U.S. Exploration for $411 million in cash, which generated a significant gain to GCP. In March
2006, Peach Holdings, Inc. (LSE: PSF) completed its initial public offering. GCP sold approximately 35% of its original position in the initial public offering for an amount in excess of its invested capital. In February 2006, Energy
Transfer Equity, L.P. (NYSE: ETE) completed its initial public offering, which used a portion of the proceeds to redeem some of GCP's interest in ETE. In
February 2006, EXCO Resources, Inc. (NYSE: XCO) completed its initial public offering.

With respect to revenues in the first quarter of 2006, GCP benefited from a significant increase and realization in the value of its holdings in U.S.
Exploration and increases in the value of its holdings in Hercules Offshore
(NYSE: HERO), Peach Holdings (LSE: PSF), Global Signal (NYSE: GSL), Energy
Transfer Equity (NYSE: ETE) and EXCO Resources (NYSE: XCO). In total, GCP (and the Firm) earned revenue relating to 9 portfolio companies in the first quarter of 2006.

In terms of new investment activity during the first quarter of 2006, GCP invested an additional $11 million (11% of which was Firm capital) in add-on investments in existing portfolio companies compared to $11 million (12% of which was Firm capital) invested in the same period of 2005.

"This was a third consecutive quarter of extraordinary performance by Greenhill
Capital Partners. During those three quarters six of our portfolio companies successfully completed initial public offerings and two others were sold for large gains. While we have now harvested significant gains from the bulk of our pre-2005 investments, the track record we have built should serve us well for years to come in terms of both future fund raising and ongoing deal flow,"
Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Additionally, on March 31, 2006, the Firm announced the initial closing of its first venture capital fund, Greenhill SAVP, L.P. and related funds ("SAVP"), which will focus on early stage investments in companies in the greater New York
Tri-State area. SAVP will be managed primarily by the two Co-Chairman of its
Investment Committee, Steve Brotman and Brian Hirsch, who have joined the Firm as managing directors.

Total committed capital for SAVP as of its initial closing is $80 million. The
Firm committed $11 million of the capital raised and the Firm's managing directors have personally committed a further $20 million. The remainder of the committed capital was raised from a variety of institutional investors, as well as from wealthy families and corporate executives. Committed capital is expected to be drawn down from time to time over an investment period of up to five years to fund investments.

Robert F. Greenhill said, "We are pleased to announce the creation of this venture capital fund as an important expansion of our merchant banking business.
Steve Brotman and Brian Hirsch bring us considerable experience and a strong track record in the venture capital area. As with our past merchant banking funds, both Greenhill and its professionals are committing substantial capital to the fund, which signals our confidence and creates a close alignment of interests with our outside investors."

                                    EXPENSES

OPERATING EXPENSES

Our total operating expenses for the first quarter of 2006 were $53.7 million, which compares to $26.6 million of total operating expenses for the first quarter of 2005. This represents an increase in total operating expenses of
$27.1 million or 102%, which

relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin was 45% in the first quarter of
2006 compared to 39% for the first quarter of 2005.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

                                                                THREE MONTHS
                                                            ---------------------
                                                                ENDED MARCH 31,
                                                              2006          2005
                                                            --------      --------
                                                           (in millions, unaudited)

Employee Compensation & Benefits Expense...............     $   47.2      $   19.9

   % of Revenues.......................................           47%           45%

Non-Compensation Expense:
   Other Operating Expenses............................          5.9           6.1
   Depreciation & Amortization.........................          0.6           0.6
                                                            --------      --------
Total Non-Compensation Expense.........................          6.5           6.7
   % of Revenues.......................................            6%           15%

Total Operating Expense................................         53.7          26.6
   % of Revenues.......................................           53%           61%
Minority Interest in Net Income of Affiliates..........          1.6           0.1
Income before Tax .....................................         45.6          17.2
   Pre-tax Income Margin...............................           45%           39%

Compensation and Benefits

Our employee compensation and benefits expense in the first quarter of 2006 was
$47.2 million, which reflects a 47% ratio of compensation to revenues. This amount compares to $19.9 million for the three months ended March 31, 2005, which reflected a 45% ratio of compensation to revenues. The increase of $27.3 million or 137% is due to the higher level of revenues in the first quarter of
2006 and a higher ratio of compensation to revenues in part due to the impact of increased amortization of previously issued restricted stock units.

Non-Compensation Expense

Our non-compensation expenses were $6.5 million in the first quarter of 2006, which compared to $6.7 million in the first quarter of 2005, representing a decrease of 3%. The decrease is related principally to the absence of the uncollectible accounts in the first quarter of 2006 as compared to the write-off of uncollectible accounts ($1.0 million) in 2005, offset in part by increases in occupancy costs associated with new office space in London, New York and Dallas
($0.6 million) and greater travel ($0.1 million) as a result of additional personnel and business development.

Non-compensation expense as a percentage of revenue in the three months ended
March 31, 2006 was 6%, compared to 15% for the three months ended March 31,
2005. The decrease in non-compensation expenses as a percentage of revenue in the first

quarter of 2006 as compared to the same period in 2005 reflects a small decrease in non-compensation expenses spread over greater revenue.

The Firm's non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

                           PROVISION FOR INCOME TAXES

The provision for taxes in the first quarter of 2006 was $17.4 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes in the first quarter of 2005 of $6.4 million based on an effective tax rate of approximately 38% for the period. The increase in the provision for taxes is primarily due the higher pre-tax income in the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

                         LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2006, our cash totaled $51.7 million, our investments totaled
$149.6 million and we had $6.0 million in short-term debt. Our stockholders'
equity as of March 31, 2006 was $136.9 million.

We had total commitments (not reflected on our balance sheet) relating to future investments in Greenhill Capital Partners, Greenhill SAVP and other merchant banking activities, of $94.4 million as of March 31, 2006 (excluding $1.4 million repaid to the firm related to interim financings and expenses which may be recalled). These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 61,150 shares of its common stock in open market purchases at an average price of $56.80 during the first quarter of 2006. Additionally in the first quarter of 2006, the Firm closed the repurchase of 195,222 shares at a price of $46.80 per share from a former employee. The Firm also purchased an additional 48,806 shares of common stock from the same former employee at a price of $48.75 per share.

DIVIDEND

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.16 per share to be paid on June 14, 2006 to common stockholders of record on May
24, 2006.

--------------------------------------------------------------------------------

Greenhill & Co., Inc. is an independent investment banking firm that (i)
provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt and Dallas.

Cautionary Note Regarding Forward-Looking Statements
----------------------------------------------------

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as
"may", "might", "will", "should", "expect", "plan", "anticipate", "believe",
"estimate", "predict", "potential" or "continue", the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption "Risk Factors".

                     GREENHILL & CO., INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                             FOR THE THREE MONTHS ENDED
                                                                     MARCH 31,
                                                          --------------------------------
                                                               2006              2005
                                                          ---------------  ---------------

REVENUES
Financial advisory fees                                   $    49,315,516  $    39,470,715
Merchant banking revenue                                       50,947,129        3,934,607
Interest income                                                   658,326          522,185
                                                          ---------------  ---------------
   Total Revenues                                             100,920,971       43,927,507

Expenses
Employee compensation and benefits                             47,168,274       19,920,393
Occupancy and equipment rental                                  1,926,226        1,332,206
Depreciation and amortization                                     570,803          628,123
Information services                                              830,824          867,746
Professional fees                                                 747,154          623,868
Travel related expenses                                         1,083,028          990,447
Other operating expenses                                        1,395,771        2,277,277
                                                          ---------------  ---------------
   Total Expenses                                              53,722,080       26,640,060

   Income before Tax and Minority Interest                     47,198,891       17,287,447

Minority interest in net income of affiliates                   1,619,340           98,258
                                                          ---------------  ---------------

   Income before Tax                                           45,579,551       17,189,189

Provision for taxes                                            17,369,072        6,437,452
                                                          ---------------  ---------------

   Net Income                                             $    28,210,479  $    10,751,737
                                                          ===============  ===============

Average common shares outstanding:
    Basic                                                      29,656,961       30,950,109
    Diluted                                                    30,276,436       31,042,113
Earnings per share
    Basic                                                 $          0.95  $          0.35
    Diluted                                               $          0.93  $          0.35